David S. Hall, P.C.
                          Certified Public Accountant

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS
                     ---------------------------------------

We consent to the use of the inclusion of our name under the heading "Experts" in the Form SB 2 filed with the Securities & Exchange Commission for the report dated on or about December 21, 2005 on the financial statements of 360 Global Wine Company as of September 30, 2005, and the related statements of operations, stockholders' equity and cash flows for the three and nine month period ended September 30, 2005.

We also consent on the inclusion of the financial statements of Viansa Winery as of February 28, 2005 and February 29, 2004 and the related statements of income and cash flows for the fiscal years then ended.


/s/ David S. Hall, P.C.

David S. Hall, P.C.
Dallas, Texas


December 21, 2005